Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Optical Cable Corporation:

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Optical Cable Corporation of our report dated December 18, 2025 relating to the consolidated financial statements appearing in the Annual Report on Form 10-K of Optical Cable Corporation for the year ended October 31, 2025.

/s/ Crowe LLP

Oakbrook Terrace, Illinois

December 18, 2025